UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 2, 2016

SEVCON, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-9789	04-2985631
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Northboro Road Southborough, MA	01772
(Address of principal executive offices)	(zip code)

(508) 281-5510 (Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 2, 2016, the Board of Directors of Sevcon, Inc. (the “Company”) elected Ryan J. Morris, a director of the Company, as Executive Chairman. In addition to the Chairman’s role, Mr. Morris’s responsibilities will involve corporate growth and strategy, in particular externally-focused matters such as sourcing and executing financing and acquisition transactions, investor relations and growing the analyst and investor base. He will serve in that capacity at the pleasure of the Board and will be subject to annual evaluation as with the other executive officers.

Mr. Morris’s annual compensation for the Executive Chairman role will be $200,000, of which $50,000 will be in cash and the remainder will consist of stock options valued at $150,000. Five years’ worth of such options were granted on August 2 under the Company’s 1996 Equity Incentive Plan. Each year’s tranche of options will become exercisable monthly as to 1/12 of the number of shares in that tranche and will be exercisable for four years. The exercise price of the first year’s tranche of options was set at $10.93 per share, or 15% above the Company’s volume-weighted average price for the last 30 trading days before the grant date, and the exercise price of each subsequent year’s tranche will increase by an additional 15% of that original volume-weighted average price. Any unvested options would be terminated upon termination of Mr. Morris’s employment as Executive Chair. Vesting of unvested options would be accelerated in the event of a sale of the Company at any time after the first anniversary of the grant date.

Mr. Morris will not receive any other compensation for service as a director and will not serve on any of the Audit, Compensation or Nominating and Governance Committees of the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEVCON, INC.

Dated: August 4, 2016	By:	/s/ Raymond J. Thibault Jr.
Raymond J. Thibault Jr.
Assistant Treasurer